Exhibit 99.1

Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
For Immediate Release
Nanosphere Announces Fourth Quarter and Year End 2010
Results
NORTHBROOK, Ill., Feb. 16, 2011 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the fourth quarter and full year ended December 31, 2010.
Product sales were $1.4 million for full year 2010 as compared to $1.1 million for full year 2009. Revenues for 2010 were $2.0 million compared to $2.2 million for 2009. Contract revenue in 2010 was $0.6 million compared to $1.1 million in 2009 resulting from the completion of two assay development contracts.
William Moffitt, Nanosphere’s president and chief executive officer said, “The investments we made in 2010 and continue to make in new product development, menu expansion and preparations for launch in international markets will begin to pay dividends in 2011. We are very pleased to be turning the corner from development to commercialization and growth in 2011.”
Costs and operating expenses increased from $35.3 million in 2009 to $43.4 million in 2010, driven entirely by the patent dispute with Eppendorf and non-cash stock compensation expenses. Costs and operating expenses in the fourth quarter 2010 were $8.6 million compared to $11.3 million in the third quarter 2010.
Net loss for the fourth quarter of 2010 was $7.4 million as compared with $9.1 million for the same period in 2009 and $10.9 million in the third quarter of 2010.
Cash flow in the fourth quarter 2010 was negative $6.0 million as compared to negative $12.1 million in third quarter 2010. Cash at December 31, 2010 was $39.6 million.
Conference Call Details
The company will hold a live conference call and webcast for investors on Wednesday, February 16, 2011 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888-713-4211 (U.S./Canada) or 617-213-4864 (international), participant code 66944676. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through February 24, 2011 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 78060270, or on the company’s website.

About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(dollars and shares in thousands except per share data)

	Years Ended December 31,
	2010	2009	2008

REVENUE:
Grant and contract revenue	$610	$1,090	$346
Product sales	1,416	1,124	1,021

Total revenue	2,026	2,214	1,367
COSTS AND EXPENSES:
Cost of sales	2,597	2,175	1,464
Research and development	18,821	18,608	23,675
Sales, general, and administrative	22,007	14,472	13,616

Total costs and expenses	43,425	35,255	38,755

Loss from operations	(41,399)	(33,041)	(37,388)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	4	(4)	(23)
U.S. Treasury grant	978	—	—
Interest expense	(274)	(1,258)	(2,081)
Interest income	79	354	2,450

Total other income (expense)	787	(908)	346

NET LOSS	$(40,612)	$(33,949)	$(37,042)

Net loss per common share — basic and diluted	$(1.46)	$(1.46)	$(1.67)
Weighted average number of common shares outstanding — basic and diluted	27,755	23,302	22,213

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$39,628	$76,689
Other current assets	3,299	4,050

Total current assets	42,927	80,739
Net property and equipment	5,142	6,145
Intangible assets — net of accumulated amortization	3,231	1,710
Other assets	75	75

Total assets	$51,375	$88,669

Total liabilities	$6,851	$9,587
Total stockholders’ equity	44,524	79,082

Total liabilities and stockholders’ equity	$51,375	$88,669